SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐ Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

FIRST INDIANA CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 5, 2004

Dear Shareholder:

The directors and officers of First Indiana Corporation join me in extending to you a cordial invitation to attend the Annual Meeting of our shareholders. This meeting will be held on Wednesday, April 21, 2004 at 9:00 a.m. E.S.T., in the Conference Center on the Second Floor of First Indiana Plaza, 135 North Pennsylvania Street, Indianapolis, Indiana 46204.

We believe that First Indiana is strategically positioned for enhanced shareholder value in the years to come. At the Annual Meeting, we will review our achievements in 2003 and share our plans for additional growth.

The formal notice of this Annual Meeting and the proxy statement appear on the following pages. After reading the proxy statement, please mark, sign, and return the enclosed proxy card, or vote your proxy via telephone or the Internet in accordance with the instructions on your proxy card, to ensure that your votes on the business matters of the meeting will be recorded.

We hope that you will attend this meeting. Whether or not you attend, we urge you to return your proxy promptly in the postpaid envelope provided, or to register your vote via telephone or the Internet. After doing so, you may, of course, vote in person on all matters brought before the meeting.

We look forward to seeing you on April 21.

Sincerely,

Robert H. McKinney,
Chairman

FIRST INDIANA CORPORATION

INDIANAPOLIS, INDIANA

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of the shareholders of First Indiana Corporation (the “Corporation”) will be held in the Conference Center on the Second Floor of First Indiana Plaza, 135 North Pennsylvania Street, Indianapolis, Indiana 46204, on April 21, 2004 at 9:00 a.m. E.S.T., to consider and take action on the following matters:

1.	The election of two (2) directors of the Corporation;

2.	The ratification of the selection of KPMG LLP as the Corporation’s independent auditors for 2004; and

3.	The transaction of such other business as may properly come before the meeting and any adjournments thereof.

Only shareholders of record at the close of business on February 12, 2004 are entitled to notice of and to vote at this meeting and any adjournments thereof.

By order of the Board of Directors,

David A. Butcher,
Secretary

Indianapolis, Indiana

March 5, 2004

FIRST INDIANA CORPORATION

First Indiana Plaza

135 North Pennsylvania Street

Indianapolis, Indiana 46204

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of First Indiana Corporation (the “Corporation” or “we”) of proxies to be voted at the Annual Meeting of Shareholders to be held on Wednesday, April 21, 2004, and at any adjournment thereof. The approximate date of mailing this proxy statement is March 5, 2004. The following is important information in a question-and-answer format regarding the Corporation, its wholly owned subsidiary First Indiana Bank (the “Bank”), the Annual Meeting and this Proxy Statement.

Q:    What am I voting on?

You are voting on (1) the election of two directors (Robert H. McKinney and Michael L. Smith), and (2) a proposal to ratify the Board of Directors’ selection of KPMG LLP (“KPMG”) as the Corporation’s independent auditors for 2004.

Q:    Who is entitled to vote?

Shareholders as of the close of business on February 12, 2004 (the “Record Date”) are entitled to vote at the Annual Meeting. Each shareholder is entitled to one vote for each share of common stock held on the Record Date. As of the Record Date, 15,605,180 shares of the Corporation’s common stock were issued and outstanding.

Q:    How do I vote?

Sign and date each proxy card you receive and return it in the prepaid envelope, or vote your proxy via telephone or the Internet in accordance with the instructions on your proxy card. If you return your signed proxy card but do not indicate your voting preferences, we will vote on your behalf FOR the two director nominees; and FOR ratification of the selection of KPMG as the Corporation’s independent auditors for 2004. You have the right to revoke your proxy any time before the meeting by (1) notifying the Corporation’s Secretary, or (2) returning a later-dated proxy. You also may revoke your proxy by voting in person at the meeting.

Q:    What does it mean if I get more than one proxy card?

It means you hold shares registered in more than one account. Sign and return all proxy cards to ensure that all your shares are voted.

Q:    Who will count the vote?

Representatives of National City, our transfer agent, will tabulate the votes and act as inspectors of the election.

Q:    What constitutes a quorum?

A majority of the outstanding shares, present in person or represented by proxy, constitutes a quorum for the Annual Meeting.

Q:    How many votes are needed for approval of each item?

There are different voting requirements for the proposals. Directors will be elected by a plurality of the votes cast at the Annual Meeting. Consequently, the two nominees receiving the most votes will be elected directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for the two director nominees unless the proxy contains instructions to the contrary. Proxies submitted by brokers that do not indicate a vote for the proposal to elect directors because the holders do not have discretionary voting authority and have not received instructions from the beneficial owners on how to vote on those proposals are called “broker non-votes.” Broker non-votes, abstentions and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes.

The ratification of the Corporation’s selection of KPMG to serve as independent auditors for 2004 requires an affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting. For this proposal, abstentions and broker non-votes will not be voted for or against the proposal and will not be counted as entitled to vote.

Any other matter to come before the Annual Meeting will be approved if the votes cast at the Annual Meeting (in person or represented by proxy) in favor of such proposal exceed the votes opposing such proposal. An abstention, non-vote, or broker non-vote will not change the number of votes cast for or against any such matter.

Q:    Who may attend the Annual Meeting?

All shareholders as of the Record Date may attend.

Q:    What percentage of stock do the directors and executive officers own?

Together, they own approximately 24.6% of the Corporation’s common stock as of the Record Date. (See pages 6-7 for details.)

Q:    Who are the largest principal shareholders?

A group consisting primarily of Robert H. McKinney and Marni McKinney is the single largest shareholder of the Corporation, beneficially owning 2,828,288 shares, or 17.7% of the Corporation’s common stock, as of the Record Date.

Q:    When are shareholder proposals and nominations for the 2005 meeting due?

The Corporation’s 2005 Annual Meeting is anticipated to be held April 20, 2005. To be considered for inclusion in next year’s Proxy Statement, shareholder proposals must be submitted in writing by November 5, 2004, to the Corporation’s Secretary, 2800 First Indiana Plaza, 135 N. Pennsylvania Street, Indianapolis, Indiana 46204. In addition, the Corporation’s By-laws provide that any shareholder wishing to nominate a candidate for director or propose other business at the Annual Meeting must give the Corporation written notice 60 days before the meeting, and the notice must provide certain other information as described in the By-laws. (For additional information regarding the shareholder nomination process, please see “Communications with Independent Directors” on page 8.) Copies of the By-laws are available to shareholders free of charge upon request to the Corporation’s Secretary. The persons named in the proxies retain the discretion to vote proxies on matters of which the Corporation is not properly notified at its principal executive offices on or before 60 days before the meeting, and also retain such authority under certain other circumstances.

Q:    What happens if I consent to electronic access of future documents?

We are pleased to offer our shareholders the option to receive shareholder communications (for example, annual reports and proxy statements) from us or on our behalf over the Internet, instead of receiving those documents in print. Participation is completely voluntary. If you give your consent, we will notify you when material is available over the Internet and provide you with the Internet location where the material is available. Once you give your consent, it will remain in effect until you inform us otherwise.

Additionally, to enable us to send you shareholder communications via e-mail, please send an e-mail from your preferred e-mail address to investorrelations@firstindiana.com. Please include your full name and postal address and mention in your e-mail that you are requesting e-mail notification. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone company and/or cable company. If you have previously consented to receive shareholder communications over the Internet and/or requested e-mail notification of shareholder communications, you do not need to provide an additional consent or request at this time.

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PROPOSAL NO. 1:    ELECTION OF DIRECTORS

Two directors are to be elected. Robert H. McKinney and Michael L. Smith have been nominated for a term of three years and until their successors are elected and qualified. Mr. McKinney and Mr. Smith were nominated by the directors who satisfy the requirements to be considered “independent directors” under the Securities Exchange Act of 1934 and the rules of the National Association of Securities Dealers, Inc. (“NASD”) and who acted as the Nominating Committee of the Board of Directors (“Independent Directors”). The vacancy on the board created by the resignation of Owen B. Melton, Jr. is not being filled at this time. The Board of Directors extends its gratitude to Mr. Melton for his long-time service to the Corporation and the Bank. For additional information regarding Mr. Melton’s retirement from his executive offices and his current employment arrangements with the Corporation, please see the discussion in the subsection entitled “Employment Agreements and Other Arrangements” on pages 20-21. Mr. McKinney and Mr. Smith are members of the present Board of Directors and both have consented to serve an additional term.

The other directors listed in the table below will continue in office until the expiration of their terms. All of the nominees and the other directors listed in the table below also are members of the Board of Directors of the Bank. For directors of the Corporation who were directors of the Bank before the Corporation was formed in 1986, the table below lists the year in which the director became a director of the Bank. If, at the time of the Annual Meeting, any of the nominees is unable or declines to serve, the discretionary authority provided in the proxy may be exercised to vote for a substitute or substitutes. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

The Board of Directors unanimously recommends the election of the following nominees.

NOMINEES FOR TERMS EXPIRING IN 2007

Name, Age, Principal Occupation and Business Experience	Director Since
Robert H. McKinney, Age 78	1954

Chairman of the Corporation and Chairman of the Executive Committee of the Bank; formerly Chairman and Director, The Somerset Group, Inc., financial services provider; retired partner, Bose McKinney & Evans LLP, attorneys (1963-1977; 1980-1991); formerly Chairman, Federal Home Loan Bank Board (1977-1979). Mr. McKinney is the father of Marni McKinney who also serves the Corporation and the Bank as a director and executive officer.

Michael L. Smith, Age 55	1985

Executive Vice President and Chief Financial Officer, Anthem, Inc., a health benefits management company; Director of FinishMaster, Inc., Intermune, Inc. and First Internet Bank of Indiana; formerly Senior Vice President, Anthem, Inc.; formerly Chief Operating Officer and Chief Financial Officer, American Health Network, Inc., a physician management company; formerly Director of The Somerset Group, Inc.

DIRECTORS WHOSE TERMS EXPIRE IN 2006

Name, Age, Principal Occupation and Business Experience	Director Since
Anat Bird, Age 52	2002

President and Chief Executive Officer of SCB Forums, Ltd., a private corporation which plans meetings for bank executives and occasionally provides consulting services for banks; former President and Chief Executive Officer of California Community Bancshares (2001); former executive at Wells Fargo Bank (formerly Norwest Bank) (1997-2000); former Chief Operating Officer of Roosevelt Bank (1995-1997); Director of Sterling Bancshares, Inc. (2002-Present); and Director of MidFirst Bank (2003-Present).

William G. Mays, Age 58	2003

Founder and President of Mays Chemical Co., Inc., a full line distribution company headquartered in Indianapolis, Indiana (1980-Present); Director, Anthem, Inc., a health benefits management company headquartered in Indianapolis, Indiana (1993-Present); and Director, Vectren Corporation, a gas and electric utility company headquartered in Evansville, Indiana (1998-Present).

Gerald L. Bepko, Age 63	1988

Indiana University Trustee Professor and Indiana University-Purdue University at Indianapolis Chancellor Emeritus (2003-Present); Interim President of Indiana University (2002-2003); Vice President for Long-Range Planning of Indiana University and Chancellor, Indiana University-Purdue University at Indianapolis (1986-2002); Director, Lumina Foundation and State Auto Mutual Insurance Company; formerly Director, USA Group, USA Funds and Indianapolis Life Insurance Company.

DIRECTORS WHOSE TERMS EXPIRE IN 2005

Name, Age, Principal Occupation and Business Experience	Director Since
Pedro P. Granadillo, Age 56	2002

Senior Vice-President (1999-Present), Vice-President of Human Resources (1993-1998), Eli Lilly and Company, a pharmaceutical company; Director (2003-Present), Purdue Research Foundation.

Marni McKinney, Age 47	1992

Vice Chairman, Chief Executive Officer, Interim President and Interim Chief Operating Officer of the Corporation and Chairman, Interim President and Interim Chief Executive Officer of the Bank; formerly Director, Vice Chairman, and Chief Executive Officer, The Somerset Group, Inc., financial services provider; previously President and Executive Vice President of The Somerset Group, Inc., and Vice President of the Corporation and the Bank. Ms. McKinney is the daughter of Robert H. McKinney who also serves the Corporation as a director and executive officer and the Bank as a director.

Phyllis W. Minott, Age 65	1976

Formerly Chairman and Chief Executive Officer, Minott Motion Pictures, Inc., commercial movie production (1994-2000); previously General Auditor, Controller, Accounting, and Chief Accounting Officer, Eli Lilly and Company, a pharmaceutical company (1960-1993).

STOCK OWNERSHIP BY DIRECTORS, OFFICERS

AND CERTAIN SHAREHOLDERS

The following table shows, as of February 12, 2004, the number and percentage of shares of common stock held by each person known to the Corporation who owned beneficially more than five percent of the issued and outstanding common stock of the Corporation, and shares held by the Corporation’s directors and certain executive officers:

Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Gerald L. Bepko	56,175[1]	[2]
Anat Bird	3,581[3]	[2]
William J. Brunner	3,601[4]	[2]
Patrick J. Early	60,757[5]	[2]
Pedro P. Granadillo	6,616[6]	[2]
David A. Lindsey	141,844[7]	[2]
William G. Mays	3,183[8]	[2]
Marni McKinney	2,828,288[9]	17.7%
Robert H. McKinney	2,828,288[9]	17.7%
Owen B. Melton, Jr.	402,262[10]	2.6%
Phyllis W. Minott	59,031[11]	[2]
Marvin C. Schwartz	791,557[12]	5.1%
Michael L. Smith	46,304[13]	[2]
All Executive Officers and Directors as a Group (16 Persons)	3,906,143[14]	24.6%

[1]	Includes 8,870 shares held in trust under the Bank’s Employees’ Stock Purchase Plan (the “Stock Purchase Plan”), 5,805 shares held jointly with Mr. Bepko’s spouse, and 39,456 shares as to which there is a right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Securities Exchange Act of 1934 (the “Exchange Act”).
[2]	The number of shares represents less than one percent of the Corporation’s common stock outstanding.
[3]	Includes 381 shares held in trust under the Stock Purchase Plan and 2,000 shares as to which there is a right to acquire beneficial ownership as specified in Exchange Act Rule 13d-3(d)(1).
[4]	Includes 2,351 shares held in trust under the Stock Purchase Plan.
[5]	Includes 2,447 shares held in trust under the Somerset Financial Services Employee Stock Purchase Plan.
[6]	Includes 283 shares held in trust under the Stock Purchase Plan, 2,133 shares held in trust under the Directors’ Deferred Fee Plan, and 2,000 shares as to which there is a right to acquire beneficial ownership as specified in Exchange Act Rule 13d-3(d)(1).
[7]	Includes 1,583 shares held in trust under the Stock Purchase Plan, and 15,000 shares as to which there is a right to acquire beneficial ownership as specified in Exchange Act Rule 13d-3(d)(1).
[8]	Includes 150 shares held in trust under the Stock Purchase Plan, 1,333 shares held in trust under the Directors’ Deferred Fee Plan, and 1,000 shares as to which there is a right to acquire beneficial ownership as specified in Exchange Act Rule 13d-3(d)(1).
[9]

These shares are beneficially owned by a group consisting primarily of Robert H. McKinney and Marni McKinney. Mr. McKinney’s holdings include 832,844 shares owned directly by Mr. McKinney (including 12,000 shares of restricted stock granted to Mr. McKinney pursuant to the Corporation’s Long-Term Management Performance Incentive Plan (the “Long-Term Plan”) and the Corporation’s 2002 Stock Incentive Plan (the “2002 Plan”)), 6,377 shares held in trust under the Stock Purchase Plan, 42,897 shares owned of record by Mr. McKinney’s wife, 157,564 shares underlying options granted to Mr. McKinney by the Corporation which Mr. McKinney is deemed to beneficially own under Exchange Act Rule 13d-3(d)(1) and 841,301 shares held by a limited partnership established by Mr. McKinney for the benefit of his children, including Marni McKinney, which Mr. McKinney is deemed to beneficially own under Exchange Act Rule 13d-3(d)(1). Marni McKinney’s holdings include 142,856 shares owned directly by Ms. McKinney (including 12,000 shares of restricted stock granted to Ms. McKinney pursuant to the Long-Term

Plan and the 2002 Plan), 15,788 shares held in trust under the Stock Purchase Plan, 8,810 shares held on her behalf under the Bank’s 401(k) Plan, 166 shares held in an IRA and 203,367 shares underlying options granted to Ms. McKinney by the Corporation which Ms. McKinney is deemed to beneficially own under Exchange Act Rule 13d-3(d)(1)). The total held by the group also includes 576,318 shares held in two irrevocable trusts of which Ms. McKinney is the trustee and which were established by Mr. McKinney for the benefit of his children.

[10]	Includes 91,248 shares as to which Mr. Melton has the right to acquire beneficial ownership as specified in Exchange Act Rule 13d-3(d)(1), 2,512 shares held on his behalf under the Bank’s 401(k) Plan, 152,519 shares owned of record jointly with Mr. Melton’s spouse, and 77,342 shares owned of record by Mr. Melton’s spouse.
[11]	Includes 14,499 shares held in trust under the Stock Purchase Plan, 578 shares held under the Dividend Reinvestment Plan, and 34,774 shares as to which there is a right to acquire beneficial ownership as specified in Exchange Act Rule 13d-3(d)(1).
[12]	This information is taken from a Schedule 13D Report dated October 11, 2000 and filed by the shareholder with the Securities and Exchange Commission. It does not reflect any changes in those shareholdings that may have occurred since the date of such filing, except as adjusted to reflect the five-for-four stock split on February 27, 2002 to shareholders of record February 13, 2002.
[13]	Includes 39,456 shares as to which there is a right to acquire beneficial ownership as specified in Exchange Act Rule 13d-3(d)(1).
[14]	Includes 86,465 shares held in trust under the Stock Purchase Plan, 2,345 shares held under the Dividend Reinvestment Plan, 19,199 shares held under the Bank’s 401(k) Plan, and 627,000 shares as to which there is a right to acquire beneficial ownership as specified in Exchange Act Rule 13d-3(d)(1).

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CORPORATE GOVERNANCE

The Corporation and the Bank aspire to the highest standards for their employees, officers, and respective boards of directors. Implicit in this philosophy is sound corporate governance. The Corporation and the Bank operate within a plan of corporate governance which defines responsibilities, sets high standards of professional and personal conduct and assures compliance with applicable laws and regulations. As such, the Corporation, upon the recommendation of the Board of Directors, operates under formal corporate governance practices including the below listed items. For further information, including electronic versions of the Audit Committee Charter, the Code of Business Conduct and Ethics and the Corporate Governance and Nomination Guidelines, we invite you to visit the Governance section of our website (www.firstindiana.com) located under the Investor Relations heading.

Independent Directors.    A majority of the Board of Directors are Independent Directors. These Independent Directors include Gerald L. Bepko, Anat Bird, Pedro P. Granadillo, William G. Mays, Phyllis W. Minott, and Michael L. Smith.

Code of Business Conduct and Ethics.    The Corporation adopted a “Code of Business Conduct and Ethics” to document the principles of conduct and ethics which are followed by the directors, officers and employees of the Corporation and the Bank.

Corporate Governance and Nomination Guidelines.    The Corporation adopted “Corporate Governance and Nomination Guidelines” to further define certain procedures and standards in order to ensure fulfillment of the Board of Directors’ duty to serve as a prudent fiduciary for shareholders and to oversee management of the Corporation’s businesses. As part of the process of adopting the Corporate Governance and Nomination Guidelines, the Board of Directors amended the Corporation’s By-Laws to provide that the Independent Directors shall act as a Nominating Committee for selecting the management nominees. For further discussion on the Nominating Committee, please see the Nominating Committee subheading on page 9.

Communications with Independent Directors.    An employee, officer, shareholder or other interested party who has an interest in communicating with the Independent Directors regarding financial matters may do so by directing communication to the Chairman of the Audit Committee. For matters related to nominations or corporate governance, communications should be directed to the Chairman of the Compensation Committee (who serves as chairman of the meetings of the Independent Directors). Messages for the Chairman of the Audit Committee, the Chairman of the Compensation Committee, any other director or the Board of Directors as a whole may be delivered to the Corporation’s Secretary at: Secretary, First Indiana Corporation, 135 North Pennsylvania Street, Suite 2800, Indianapolis, Indiana 46204, (317) 223-0123 (Facsimile), Secretary@firstindiana.com (email).

Certain Committees of the Boards of Directors of the Corporation and the Bank.    Among other committees, the Board of Directors of the Corporation has an Audit Committee, a Compensation Committee, and an Executive Committee. In addition, a group consisting of all of the Independent Directors acts as the Nominating Committee.

Audit Committee.    As specified in its charter, the Audit Committee (i) oversees the integrity of the Corporation’s reporting processes and systems of internal control, including the loan review process, (ii) is responsible for the appointment, compensation and oversight of the activities of the Corporation’s independent auditors, (iii) oversees and evaluates the activities of the director of internal audit and staff, (iv) provides avenues of communications among the independent auditors, management, the internal auditing department, and the Board of Directors, and (v) provides an avenue of communications for all directors, officers and employees to assure that the Corporation’s policies and applicable laws and regulations are adhered to by all personnel. The members of the Corporation’s Audit Committee in 2003 were Phyllis W. Minott (Chairperson), Anat Bird, Michael L. Smith, and William G. Mays. The Corporation determined that the members of the Audit Committee were independent as of December 31, 2003, and are expected to be independent as of the Annual Meeting under the Securities Exchange Act of 1934 and the NASD’s listing standards, and that Audit Committee members, Phyllis W. Minott and Michael L. Smith, are “audit committee financial experts.” Additionally, the Board of Directors, through the Audit Committee, has approved an Insider Trading Policy. The Audit Committee met seven times during 2003. (See page 22 for details.)

Compensation Committee.    The Compensation Committee reviews and makes recommendations to the Board of Directors with respect to the compensation of directors, officers, and employees of the Corporation and the Bank, administers and grants options and other stock awards under the Corporation’s stock option plans, and administers the Stock Purchase Plan (as defined in footnote 1 on page 6). The members of the Compensation Committee during 2003 were Gerald L. Bepko (Chairman), Pedro P. Granadillo, and Phyllis W. Minott. The Compensation Committee met four times during 2003. (See pages 11-12 for details.)

Nominating Committee.    As specified in the Corporation’s Corporate Governance and Nomination Guidelines and its By-Laws, the Independent Directors act as the Nominating Committee of the Board of Directors. In such capacity, the Independent Directors are responsible for (a) selecting the management nominees for election as directors and (b) reviewing with the Board of Directors, on an annual basis, the requisite skills and characteristics of members of the Board of Directors. The skills and characteristics assessments include independence, business, strategic and financial skills, as well as overall experience in the context of the needs of the Board of Directors as a whole. This committee functions under the Corporate Governance and Nomination Guidelines adopted by the Board of Directors, which serve as a “charter” for the Independent Directors. Any shareholder nominee, together with any information about the candidate’s qualifications, will be evaluated by the Independent Directors in their role as the Nominating Committee along with any other proposed candidates. The Independent Directors acting as the Nominating Committee consider candidates with the following qualifications (though they are not necessarily limited to candidates with such qualifications):

•	Chief executive officers or senior executives, particularly those with experience in finance, marketing, operations, and information technology.

•	Individuals representing diversity in gender and ethnicity.

•	Individuals who meet the current criteria to be considered as Independent Directors.

The Independent Directors acting as the Nominating Committee selected each of the nominees included for election in this Proxy Statement.

Meeting Attendance.    During 2003, the Boards of Directors of the Corporation and the Bank each met six times. All directors attended in excess of 75% of the aggregate of the total number of meetings of the Boards of Directors of the Corporation and the Bank (considered separately) and the total number of meetings held by all Corporation and Bank committees (considered separately) on which he or she served, except for Michael L. Smith who attended in excess of 73% of such meetings.

Compensation of Directors

For their services in 2003, the Directors of the Corporation and the Bank, other than Robert H. McKinney, Marni McKinney and Owen B. Melton, Jr., each received 600 shares of common stock of the Corporation as an annual retainer, plus cash in the amount of $2,000 per meeting of the full Board of Directors attended, $1,700 per committee meeting attended (excluding the Trust Committee), and $850 per Trust Committee meeting attended. As Chairperson of the Audit Committee, Phyllis W. Minott received an additional $1,000 per Audit Committee attended. The 600 share annual retainer was fixed in January 2003, but was conditioned upon the director’s continued service and was not paid and did not become payable until January 2, 2004.

Under the 2002 Plan (as defined in footnote 9 on page 6), the Corporation reserved 2,625,000 shares of its common stock for issuance upon the exercise of options granted under the 2002 Plan or outstanding under prior stock incentive plans. Under the plan, the Compensation Committee is authorized to construe, interpret and implement the 2002 Plan, to select the eligible persons to whom awards will be granted, to determine the terms and provisions of such awards, and to amend outstanding awards. The Corporation granted options to purchase 1,000 shares to each outside director on April 16, 2003, in accordance with the plan. These options specified an option exercise price equal to the market price of the shares on the date of the 2003 Annual Meeting (April 16, 2003). The options specified a vesting date of April 16, 2004.

Under the Directors’ Deferred Fee Plan, directors of the Corporation may elect to defer all or any portion of the fees payable for attendance at a Board of Directors or committee meeting, other than the annual retainer payable in stock. The deferred fees then are contributed to a trust which, at the election of the director, buys the Corporation’s common stock with such fees or invests such fees in an interest-bearing account. Directors are not eligible to receive shares or cash held under the plan until they cease to be a director, officer, or employee of the Corporation. Amounts deferred are not taxable to the director until the trust distributes the cash or stock to the director. In the event of a change in control of the Corporation, amounts held under the plan are payable immediately in one lump sum.

Directors also may elect to contribute part or all of their fees (other than the annual retainer payable in stock) to the Stock Purchase Plan. As with other participants, the Bank matches such contributions (excluding any portion thereof in excess of 10% of the director’s pay) and purchases the Corporation’s common stock on the open market at the prevailing market price. The material features of the Stock Purchase Plan are described under the heading “EXECUTIVE COMPENSATION.”

Certain Transactions

The Bank offers its directors, officers, and employees a loan plan involving variable-rate mortgages, lines of credit, home equity loans, credit cards, and various installment loans with a lower interest rate (not below the Bank’s cost of funds) and waiver of loan origination fees, and fixed-rate mortgage loans with waiver of loan origination fees only. Except as described above, all outstanding loans to directors, officers, and employees have been made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with non-affiliated persons, and did not involve more than the normal risk of collectibility or present other unfavorable terms. Management believes that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features.

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EXECUTIVE COMPENSATION

Report of the Compensation Committee

The Compensation Committee furnished the following report on executive compensation for 2003.

Policy and Performance Measures

In determining the compensation of executive officers, the Compensation Committee strives to maintain an appropriate balance between executive pay and the creation of shareholder value. Executive compensation must attract and retain well-qualified officers while at the same time motivate them to achieve the short-term and long-term strategic goals of the Corporation. To achieve this balance, executive officers receive a competitive base salary and also have the opportunity to earn bonuses tied to the Corporation’s overall performance.

The Compensation Committee based the 2003 annual salaries of the Corporation’s executive officers on the results of surveys compiled by an independent consultant. The compensation consultant began with an analysis of the compensation of executive officers of other financial institutions and utilized a regression analysis to conform the compensation survey data to the Corporation’s asset size. The consultant derived the weighted average salaries of the executive officers of the institutions contained in the survey, and then calculated average (mean) salaries. The Compensation Committee relied on this independent calculation of average salaries in setting the salaries of the Corporation’s executive officers.

In order to more directly tie executive compensation to the Corporation’s overall performance, the Compensation Committee also administers short-term and long-term bonus plans. These plans are designed to increase the total compensation of the Corporation’s executive officers only if the Corporation’s performance merits such increases. The Compensation Committee is guided by the principle that when certain corporate goals are achieved, such as earnings per share growth and return on equity, the executive officers who contributed to the Corporation’s success should be rewarded accordingly.

The Compensation Committee believes that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management’s and shareholders’ interests in the enhancement of shareholder value. Accordingly, the Corporation has adopted management stock ownership objectives to be attained by officers and directors of the Corporation and the Bank. Each officer and director of the Corporation and the Bank is expected to own Corporation stock with a market value equal to a specified multiple of such officer’s or director’s compensation. These multiples range from one times base compensation for branch managers and vice presidents, to three times base compensation for senior vice presidents, and five times base compensation for the Corporation’s Chairman, Vice Chairman and President, as well as for the Corporation’s Board of Directors. (Such multiples already have been attained by Mr. McKinney and Ms. McKinney.) All of the officers and directors have attained the specified goals, or have made significant progress toward attaining the goals, and the Compensation Committee will continue to monitor and encourage the officers’ and directors’ attainment of those goals. The Board of Directors believes that these stock ownership requirements will further align the interests of the Bank’s management with the objectives of the Corporation’s shareholders.

Additionally, the Compensation Committee typically considers granting stock options to various executive officers, including the executive officers named in the Summary Compensation Table. Stock options were awarded in 2003. Any compensation derived from the stock options will be directly related to the performance of the Corporation’s stock.

To further encourage Bank officers and employees, as well as directors, to acquire ownership of the Corporation, they are eligible to contribute a portion of their earnings to the Stock Purchase Plan after completing six months of service. Such contributions are used to purchase the Corporation’s stock each month at the then-prevailing market price. If the Corporation attains specified performance objectives for a calendar year (as determined by the Compensation Committee), the Bank generally will match participant contributions during the next plan year at a ratio of one-to-three. If such performance objectives are not achieved for a calendar year, participant contributions during the subsequent plan year will be matched at a ratio of one-to-four. Because the Corporation did not achieve the performance objectives specified for the year ended December 31, 2002, participant contributions for the plan year beginning April 1, 2003 were matched at a ratio of one-to-four. Contributions by the Bank to the accounts of the executive officers named in the Summary Compensation Table (see pages 14-15) during the calendar year ended December 31, 2003 are set forth in the column titled “All Other Compensation.” Because the Corporation did not achieve the performance objectives for the year ended December 31, 2003, participant contributions for the plan year beginning April 1, 2004 will be matched at a ratio of one-to-four.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits deductibility for federal income tax purposes of compensation in excess of $1,000,000 paid to certain executive officers, unless certain exceptions, including tying compensation to performance, are satisfied. The Compensation Committee intends to link executive compensation to performance, as described above, and to submit compensation plans for shareholder approval when necessary and appropriate, in order to maximize the deductibility of executive compensation to the Corporation. To that end, the Compensation Committee historically has established and maintained salary levels and incentive plan standards in an effort to ensure such compensation will be deductible, and the committee believes that it can continue to manage the Corporation’s executive compensation program, including the Long-Term Plan, to ensure deductibility.

CEO Performance

Ms. McKinney served as the Chief Executive Officer of the Corporation and as the Interim Chief Executive Officer of the Corporation’s principal operating unit, the Bank. Ms. McKinney devoted all of her time to the strategic direction and operations of the Corporation and the Bank.

Like the salaries of the Corporation’s other executive officers, Ms. McKinney’s 2003 salary was derived from the data compiled by the independent consultant. Since Ms. McKinney had the greatest impact on the Corporation’s long-term performance, her salary was determined based on her achievement of certain goals relating to the Corporation’s performance during the prior year, such as return on equity, return on assets, credit quality, and management of operating expenses.

Compensation Committee

Gerald L. Bepko, Chairman

Pedro P. Granadillo

Phyllis W. Minott

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Performance Graph

The following line graph compares the cumulative total shareholder return on the common stock of the Corporation over the last five fiscal years with the cumulative total return of the NASDAQ Stock Market Index and the cumulative total return of the NASDAQ Bank Index over the same period.

Summary

The following table sets forth the compensation awarded to, earned by, or paid to the Chief Executive Officer, the Corporation’s four most highly compensated executive officers other than the Corporation’s Chief Executive Officer and one individual for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of 2003 (collectively, the “Named Executive Officers”) during the last three fiscal years.

SUMMARY COMPENSATION TABLE

							Long-Term Compensation
		Annual Compensation					Awards(1)				Payouts
Name and Principal Position	Year	Salary	Bonus		Other Annual Compensation		Restricted Stock Awards			Securities Underlying Options (#)	LTIP Payouts		All Other Compensation
Marni McKinney Vice Chairman, Chief Executive Officer, Interim President and Interim Chief Operating Officer of the Corporation and Chairman, Interim President and Interim Chief Executive Officer of the Bank	2003 2002 2001	$325,000 295,000 295,000	$	— — —	$	— — —		$229,680 — —	(2)	17,000 48,249 31,250	$	— — —	$11,105 10,787 12,457	(3)

Owen B. Melton, Jr. Former President and Chief Operating Officer of the Corporation; Former President and Chief Executive Officer of the Bank(4)	2003 2002 2001	$395,000 365,000 365,000	$	— — —	$	— — —	$	— — —		— 48,249 31,250	$	— — —	$125,993 4,167 4,358	(5)

Patrick J. Early President, Somerset Financial Services, L.L.C.	2003 2002 2001	$293,710 268,605 277,210		$38,000 37,500 7,500	$	— — —	$	— — —		5,000 13,375 6,249	$	— — —	$14,455 15,539 12,486	(6)

Robert H. McKinney Chairman of the Corporation	2003 2002 2001	$220,000 220,000 220,000	$	— — —	$	— — —		$229,680 — —	(2)	17,000 48,249 31,250	$	— — —	$5,428 5,718 6,503	(7)

William J. Brunner Vice President, Chief Financial Officer and Treasurer of the Corporation; Senior Vice President of the Bank’s Financial Management Division and Chief Financial Officer of the Bank	2003 2002 2001	$203,000 194,300 178,077		$45,300 — —	$	— — —	$	— — —		5,000 14,373 6,249	$	— — —	$6,604 6,465 7,338	(8)

David A. Lindsey President of the Bank’s Consumer Finance Bank	2003 2002 2001	$196,000 188,000 178,000		$52,000 — —	$	— — —	$	— — —		7,000 14,373 6,249	$	— — —	$8,856 8,734 9,796	(9)

[1]	Adjusted for all stock splits through December 31, 2003.
[2]	Represents the market value on the date of grant of 12,000 shares of restricted stock granted to each of Ms. McKinney and Mr. McKinney under the Long-Term Plan and the 2002 Plan. The restricted stock (i) had a market value of $224,880 on December 31, 2003, (ii) will vest on December 31, 2005 if the Corporation attains the performance targets, such as earnings per share growth and return on equity, under the Long-Term Plan established by the Compensation Committee and the Board of Directors, and (iii) earns dividends while restricted.
[3]	Consists of a $8,105 contribution by the Bank to the Stock Purchase Plan, and a $3,000 contribution by the Bank to Ms. McKinney’s account in the Bank’s 401(k) Plan.

[4]	Mr. Melton retired from his executive offices during 2003. For additional information regarding Mr. Melton’s retirement from his executive offices and his current employment arrangements with the Corporation, please see “Employment Agreements and Other Arrangements” on pages 20-21.
[5]	Consists of a $1,300 contribution by the Bank to the Stock Purchase Plan, a $3,000 contribution by the Bank to Mr. Melton’s account in the Bank’s 401(k) Plan, and a payment of $121,693 in consideration of cancellation of certain stock options following Mr. Melton’s resignation. For additional information regarding Mr. Melton’s retirement from his executive offices and his current employment arrangements with the Corporation, see “Employment Agreements and Other Arrangements” on pages 20-21.
[6]	Consists of a $2,065 contribution by Somerset Financial Services, L.L.C. to the Somerset Financial Services Employee Stock Purchase Plan, a $12,390 contribution by Somerset Financial Services, L.L.C. to Mr. Early’s account in the Somerset Financial Services, a Subsidiary of First Indiana Corporation, Profit Sharing and 401(k) Savings Plan.
[7]	Consists of a $3,196 contribution by the Bank to the Stock Purchase Plan, and a $2,232 contribution by the Bank to Mr. McKinney’s account in the Bank’s 401(k) Plan.
[8]	Consists of a $2,600 contribution by the Bank to the Stock Purchase Plan, the payment by the Bank of $1,260 for term life insurance premiums, and a $2,744 contribution by the Bank to Mr. Brunner’s account in the Bank’s 401(k) Plan.
[9]	Consists of a $4,895 contribution by the Bank to the Stock Purchase Plan, the payment of $1,260 for term life insurance premiums, and a $2,701 contribution by the Bank to Mr. Lindsey’s account in the Bank’s 401(k) Plan.

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Stock Options

The following table sets forth certain information with respect to stock options granted to the Named Executive Officers during the last fiscal year. The Potential Realizable Value columns on the right of this table assume that the value of the underlying stock will appreciate each year at the specified percentages.

OPTION GRANTS IN THE LAST FISCAL YEAR

	Individual Grants
Name	Number of Securities Underlying Options/SARs Granted	% of Total Options/ SARs Granted to Employees in Fiscal Year		Exercise or Base Price ($/Share)	Grant Date Market Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
							0%	5%	10%

Marni McKinney	5,527 11,473	3.11 6.45	% %	$19.90 18.09	$18.09 18.09	11-19-08 11-19-13	($10,004) 0	$17,620 130,525	$51,037 330,776

Owen B. Melton, Jr.	0	0		0	0	0	0	0	0

Patrick J. Early	5,000	2.81%		18.09	18.09	11-19-13	0	56,884	144,154

Robert H. McKinney	5,527 11,473	3.11 6.45	% %	19.90 18.09	18.09 18.09	11-19-08 11-19-13	(10,004) 0	17,620 130,525	51,037 330,776

William J. Brunner	5,000	2.81%		18.09	18.09	11-19-13	0	56,884	144,154

David A. Lindsey	7,000	3.94%		18.09	18.09	11-19-13	0	79,637	201,816

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The following table sets forth on an aggregate basis each exercise of stock options during fiscal year 2003 by each of the Named Executive Officers and the 2003 year-end value of the unexercised options of each such executive officer.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND

FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise (#)		Value Realized		Number of Securities Underlying Unexercised Options at FY-End		Value of Unexercised In-the-Money Options at FY-End
					Exercisable	Unexercisable	Exercisable	Unexercisable
Marni McKinney	—		$—		203,367	17,000	$701,674	$7,457
Owen B. Melton, Jr.	5,108	(1)	60,070.00	(1)	91,248	—	324,345	—
Patrick J. Early	—		—		5,293	24,624	22,707	9,687
Robert H. McKinney	—		—		172,646	17,000	379,561	7,457
William J. Brunner	—		—		—	28,122	—	27,284
David A. Lindsey	5,115		40,152.75		9,885	40,122	17,792	58,297

[1]	On December 31, 2003, the Corporation and Mr. Melton entered into a letter agreement pursuant to which the Corporation paid Mr. Melton $121,692.70 in consideration of the cancellation of stock options for the purchase of 63,249 shares. These options and the amount received in consideration of their cancellation are not included in the numbers reported for options exercised and value received. However, since money was paid to Mr. Melton in consideration of his surrender of the options, the shares that were subject to the options may not be used for future grants under the 2002 Plan.

Name	Shares Underlying Options When Market Price Exceeded Exercise Price	Shares Underlying Options When Exercise Price Exceeded Market Price
Marni McKinney	165,634	37,733
Owen B. Melton, Jr.	91,248	—
Patrick J. Early	5,293	—
Robert H. McKinney	134,913	37,733
William J. Brunner	—	—
David A. Lindsey	2,385	7,500

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Long-Term Plan

Pursuant to the Corporation’s Long-Term Plan, the Compensation Committee adopted an incentive program (the “2003-2005 LTIP”) providing for the payment of bonuses to designated executive officers at the end of fiscal year 2005 if specified interim and aggregate performance targets were achieved during the 2003-2005 period and the participant maintained continued service. Awards to participants are in the form of restricted stock grants or rights to receive bonuses equal to 50% of the participant’s annual rate of base salary payable in cash or common stock of the Corporation or a combination thereof.

The performance measures on which these targets are based are included in the Long-Term Plan and were re-approved by the shareholders at the 2003 Annual Meeting. The interim performance targets initially set for the first year of the 2003-2005 LTIP were not achieved. Under the Corporation’s Long-Term Plan, the Compensation Committee is directed to review the performance targets annually.

Name	Performance Period	Estimate of Future Payouts Under the Long-Term Plan
Patrick J. Early	2003 - 2005	$146,855	(1)
William J. Brunner	2003 - 2005	$103,750	(1)
David A. Lindsey	2003 - 2005	$101,500	(1)

[1]	Represents an amount equal to 50% of the participant’s average annual rate of base salary for 2003-2004, while the actual payout, if earned, would be an amount equal to 50% of the participant’s average annual rate of base salary for 2003-2005. This award (i) will vest on December 31, 2005 if the Corporation attains the performance targets, such as earnings per share growth and return on equity, under the Long-Term Plan established by the Compensation Committee and the Board of Directors and (ii) unless the Compensation Committee determines otherwise, will be payable 50% in cash and 50% in the common stock of the Corporation. The Long-Term Plan does not provide for threshold amounts payable for a certain level of performance less than the performance targets or for increased payouts to the extent the Corporation exceeds the performance targets.

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Pension Plans

The following table sets forth, in specified compensation and years of service classifications, the estimated annual benefits payable upon retirement at age 65 under the Bank’s non-contributory, qualified defined benefit pension plan (the “Qualified Plan”), as supplemented by the supplemental benefit plan adopted by the Bank on January 17, 1992 (the “Supplemental Plan”) (the Qualified Plan and the Supplemental Plan are collectively referred to as the “Plans”). While the table shows the annual benefit payable for life with 10 years certain, participants may elect to receive the present value of the entire benefit in one lump sum, among other payment options.

PENSION PLAN TABLE1

Covered Compensation	10 Years’ Benefit Service	20 Years’ Benefit Service	30 Years’ Benefit Service	40 Years’ Benefit Service
$100,000	$17,686	$35,372	$53,057	$71,900
120,000	21,686	43,372	65,057	87,900
140,000	25,686	51,372	77,057	103,900
160,000	29,686	59,372	89,057	119,900
180,000	33,686	67,372	101,057	135,900
200,000	37,686	75,372	113,057	151,900
220,000	41,686	83,372	125,057	167,900
240,000	45,686	91,372	137,057	183,900
260,000	49,686	99,372	149,057	199,900
280,000	53,686	107,372	161,067	215,900
300,000	57,686	115,372	173,057	231,900
320,000	61,686	123,372	185,057	247,900
340,000	65,686	131,372	197,057	263,900
360,000	69,686	139,372	209,057	279,900
380,000	73,686	147,372	221,057	295,900
400,000	77,686	155,372	233,057	311,900
500,000	97,686	195,372	293,057	391,900
600,000	117,686	235,372	353,057	471,900
700,000	137,686	275,372	413,057	551,900
800,000	157,686	315,372	473,057	631,900

[1]	Amounts shown are based on an assumed Social Security integration base of $46,284.

The annual retirement benefit displayed in the Pension Plan Table is the product of (i) the participant’s number of years of credited benefit service, multiplied by (ii) the sum of 1.5% of that portion of the participant’s covered compensation that does not exceed the Social Security integration base for the participant plus 2% of the participant’s covered compensation that exceeds such integration base. Compensation covered by the plan is the sum of the average of a participant’s annualized rate of base salary (as reported in the Salary column of the Summary Compensation Table) for the five consecutive years of employment which produce the highest such average, plus the annual average of all bonuses (including both the Bonus and the LTIP Payouts columns as reported in the Summary Compensation Table, and including the market value on the date of vesting of any restricted stock grants, but excluding any tax gross-up payments associated with restricted stock grants) paid to the participant for the three consecutive years, out of the nine years next preceding the participant’s retirement, which produce the highest such average. As of January 1, 2004, the number of years of credited benefit service and the compensation covered by the Plans [based on average annual salaries for 1999-2003 (the five highest) and average annual bonuses for 1998-2002 (the three highest)] for each of the Named Executive Officers, other than Mr. Melton whose retirement from his executive offices is discussed below in “Employment Agreements and Other Arrangements,” were as follows: Marni McKinney, 16 years—$377,848; Robert H. McKinney, 48 years—$429,591; William J. Brunner, 2 years—$216,250; and David A. Lindsey, 20 years—$261,385. Patrick J. Early did not participate in the Plans.

Since Robert H. McKinney is over the age of 65 and has not yet commenced receiving benefits under the Plans (except required minimum distributions under the Qualified Plan), and since he is entitled to a retirement benefit under the Supplemental Plan in addition to the standard benefit, the foregoing pension table does not provide a basis for estimating his projected annual benefits under the Plans. In the last fiscal year, Mr. McKinney received $134,892 in required minimum distributions under the Qualified Plan. If Mr. McKinney retired and commenced receiving benefits on May 1, 2004, his annual benefit under the Qualified Plan, prior to any adjustment in respect of the required minimum distributions he has received since attaining age 70 1/2, would be roughly $190,000. This annual benefit would be payable for life and 10 years certain and would be in addition to his benefit under the Supplement Plan.

Employment Agreements and Other Arrangements

Special retirement benefits are provided under the Supplemental Plan to Mr. McKinney. His normal retirement benefit under the Supplemental Plan is payable for life and 15 years certain. The monthly amount of his normal benefit is the higher of two calculated amounts. The first is his monthly retirement benefit that would be payable to him under the Supplemental Plan if such benefit were determined in the normal way and were payable for life only. The second is a monthly retirement benefit equal to the excess of (i) 80% of his adjusted monthly compensation over (ii) the sum of (a) his monthly retirement benefit under the Qualified Plan (determined as though such benefit were payable in the form of a straight-life annuity) plus (b) his primary Social Security benefit payable at age 65. For purposes of the foregoing, Mr. McKinney’s adjusted monthly compensation is one-twelfth of the sum of (i) his highest annual rate of salary from the Corporation plus (ii) the greater of (a) 37.5% of his highest annual rate of salary from the Corporation or (b) the annual average of all bonuses paid to him by the Corporation for the three years, out of the nine years next preceding his retirement, which produce the highest such average. If Mr. McKinney retired and commenced receiving benefits on May 1, 2004, his annual benefit under the Supplemental Plan, payable for life and 15 years certain, would be roughly $235,000. This annual benefit would be in addition to his benefit under the Qualified Plan.

Special death benefits are provided under the Supplemental Plan to Ms. McKinney and Mr. McKinney. This death benefit equals three times their respective highest annual rates of salary, grossed up for income taxes at the highest applicable marginal rate in effect at the time of death, and is payable when they die, and without regard to when they separate from service.

Ms. McKinney, Mr. McKinney, Mr. Brunner and Mr. Lindsey are parties to agreements which provide for certain benefits if the executive officer’s employment is terminated in connection with a change in control of the Corporation (as defined in the applicable agreement), other than a termination with cause (as defined in the applicable agreement) or a termination by the officer without good reason (as defined in the applicable agreement). In such case, Mr. Brunner and Mr. Lindsey would be entitled to a severance payment equal to the amount of his respective annual base salary (calculated as twelve times the highest monthly base salary paid to the executive officer during the twelve months prior to the change in control) plus any portion of the executive officer’s base salary for the period prior to such termination not already paid, plus any compensation previously deferred by the executive officer, accrued vacation pay and a lump-sum pension supplement, and Ms. McKinney and Mr. McKinney would be entitled to a severance payment equal to three times their annual base salary, plus the additional items listed above. Certain adjustments may be made to the severance payments made in connection with the change in control if such payments would be subject to the excise tax imposed on “excess parachute payments” under Section 4999 of the Code.

On July 16, 2003, Owen B. Melton, Jr. announced his retirement as a director and executive officer of the Corporation and the Bank effective December 29, 2003. Although he will continue to work for the Corporation, his employment will be in a non-executive capacity, and his responsibilities will be limited to special projects and business development.

In connection with his retirement from his executive offices, Mr. Melton entered into an employment continuation agreement with the Corporation and the Bank. The agreement confirmed that Mr. Melton, because of such retirement, would not continue his participation in the Corporation’s 2003 annual bonus plan and its 2003-2005 Long-Term Plan, would not participate in any future bonus or incentive plan and would forfeit the 12,000 shares of restricted stock issued to him in 2003 under the Long-Term Plan and the 2002 Plan. The agreement superceded and replaced Mr. Melton’s prior employment agreement and supplemental benefit plan agreement. Pursuant to the new agreement, Mr. Melton was employed for a term ending December 31, 2006 at an annual base salary of $395,000. If Mr. Melton’s employment terminates prior to the end of the term, he will receive payments comparable to his base salary and group medical costs for the remainder of the term; however, he will not receive payments for group medical costs if he voluntarily terminates without cause. If termination is because of a disability, his base salary payments will be offset by the amount payable to him under the Corporation’s long term disability plan; and if termination is because of death, the Corporation will owe a lump sum amount equal to the then present value of his base salary for the remainder of the term. In further consideration of his continued employment and covenant not to compete, and in lieu of benefits that had or would have accrued under his supplemental benefit plan agreement, the agreement provides that he will receive: (1) a lump sum death benefit (which roughly corresponds to, and is in lieu of, his vested death benefit under the Corporation’s supplemental benefit plan and (2) a supplemental pension based on that benefit plan but calculated as if he had terminated employment as of December 31, 2003, with credit for five years benefit service in addition to his actual years of benefit service. As consideration for the cancellation of options to purchase 63,249 shares of the Corporation’s common stock, the Corporation paid Mr. Melton $121,693 on December 31, 2003.

In determining fair and reasonable terms for Mr. Melton’s employment continuation agreement, the Compensation Committee performed an extensive analysis of the legal and financial obligations of the Corporation and the Bank to Mr. Melton and the costs and benefits to the Corporation and the Bank of the provisions of the proposed employment continuation agreement. As part of its analysis, the Compensation Committee utilized an independent employment benefits/executive compensation consultant, who concluded that the benefits provided to Mr. Melton under the employment continuation agreement are fair and reasonable to the Corporation and the Bank.

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The Board of Directors unanimously recommends that shareholders vote FOR the following proposal.

PROPOSAL NO. 2:    RATIFICATION OF THE SELECTION OF KPMG AS AUDITORS

The selection of auditors is being submitted for ratification by the Corporation’s shareholders. The Corporation’s financial statements for the fiscal year ended December 31, 2003 were audited by KPMG. The Audit Committee of the Board of Directors independently has selected KPMG as the Corporation’s independent auditors for the fiscal year ending December 31, 2004, with the ratification of the full Board of Directors. Representatives of KPMG are expected to attend the Annual Meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

If shareholders do not ratify the selection of KPMG, the selection of independent auditors will be reconsidered by the Audit Committee of the Board of Directors. Even if the appointment is ratified, the Audit Committee of the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee of the Board of Directors determines that such a change would be in the Corporation’s and its shareholders’ best interests.

Report of the Audit Committee

In connection with the December 31, 2003 financial statements of the Corporation, the Audit Committee: (a) reviewed and discussed the audited financial statements with management; (b) discussed with KPMG, the Corporation’s independent auditor, the matters required by Statement on Auditing Standards No. 61; (c) received the written disclosures and the letter from the independent auditors required by Independence Standards Board Statement No. 1; (d) discussed with the independent auditors the independent auditors’ independence; and (e) considered whether the provision of services by the independent auditor for matters other than the annual audit and quarterly financial statement reviews is compatible with maintaining the independent auditors’ independence. Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report filed with the Securities and Exchange Commission on Form 10-K. The Audit Committee’s reviews and discussions with management and KPMG do not assure that the Corporation’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Corporation’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Corporation’s independent auditors are in fact “independent.” The Audit Committee has relied, without independent verification, on management’s representations that the financial statements have been prepared with integrity and objectivity and are presented in conformity with generally accepted accounting principles and on the representations of KPMG included in its report on the Corporation’s financial statements.

The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee participated in the creation, review and assessment of its charter and, in accordance with the NASD listing standards and the Securities Exchange Act of 1934, has determined that the charter is adequate. A copy of that charter was included as Exhibit A to the 2003 Proxy Statement and such charter has not been materially amended since such disclosure.

Audit Committee

Phyllis W. Minott, Chairperson

Anat Bird

William G. Mays

Michael L. Smith

Fees to Independent Auditors for 2003 and 2002

The following table presents fees for professional services rendered by KPMG for the audit of the Corporation’s annual financial statements for 2003 and 2002 and fees billed for audit-related services, tax services and all other services rendered by KPMG for 2003 and 2002.

	2003	2002
Audit Fees	$254,500	$196,000
Audit-Related Fees(1)	37,000	11,000
Tax Fees(2)	68,550	98,850
All Other Fees	—	—

(1)	Includes the audits of certain of the Corporation’s employee benefit plans and non-tax consultation in connection with the acquisition of MetroBanCorp.
(2)	Includes fees for the preparation of certain tax returns, preparation of certain tax forms for various benefit plans and tax consulting primarily related to the acquisition of MetroBanCorp.

Engagement of the Independent Auditors and Approval of Services

In 2003, prior to engaging the independent auditors to render the above services and pursuant to its charter, the Audit Committee approved the engagement for each of the services, and determined that the provision of such services by the independent auditors was compatible with the maintenance of KPMG’s independence in the conduct of its auditing services. In 2002, prior to certain changes in the law regarding pre-approval requirements, the Audit Committee did not pre-approve the audit-related or tax services prior to the engagement of the services, but did pre-approve the audit services prior to the engagement of the services. Under its current charter, it is the policy of the Audit Committee to pre-approve the retention of the independent auditors for any audit services and for any non-audit services, including tax services.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation’s directors, executive officers and persons who own more than 10% of the Corporation’s common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Directors, executive officers and greater than 10% shareholders (the “Reporting Persons”) are required by Securities and Exchange Commission regulations to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Corporation, the Corporation believes that during 2003 all Reporting Persons complied with the filing requirements of Section 16(a).

ANNUAL REPORT

A copy of the Corporation’s Annual Report for the year ended December 31, 2003 has been provided to all shareholders as of the Record Date. The Annual Report is not to be considered as proxy solicitation material.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.

NON-INCORPORATION OF CERTAIN MATTERS

The Report of the Compensation Committee, the Report of the Audit Committee, the Performance Graph and the information on the Corporation’s website do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Corporation filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Corporation specifically incorporates the respective Report, Performance Graph or information by reference therein.

EXPENSES OF SOLICITATION

The entire expense of preparing, assembling, printing and mailing the proxy form and the material used in the solicitation of proxies will be paid by the Corporation. The Corporation does not expect that the solicitation will be made by specially engaged employees or paid solicitors. Although the Corporation might use such employees or solicitors if it deems them necessary, no arrangements or contracts have been made with any such employees or solicitors as of the date of this statement. In addition to the use of the mails, solicitation may be made by telephone, telegraph, cable or personal interview. The Corporation will request record holders of shares beneficially owned by others to forward this Proxy Statement and related materials to the beneficial owners of such shares, and will reimburse such record holders for their reasonable expenses incurred in doing so.

IT IS IMPORTANT THAT PROXIES BE RETURNED OR VOTED PROMPTLY. Whether or not you attend the meeting, you are urged to execute and return the proxy or to vote your proxy via telephone or the Internet in accordance with the instructions on your proxy card.

For the Board of Directors,

Robert H. McKinney,
Chairman

March 5, 2004

Principal Subsidiaries of First Indiana Corporation

VOTE BY TELEPHONE Have your proxy card available when you call the Toll-Free number 1-800-542-1160 using a touch-tone telephone and follow the simple instructions to record your vote.
VOTE BY INTERNET Have your proxy card available when you access the website www.votefast.com and follow the simple instructions to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Stock Transfer Dept (FI), National City, P.O. Box 92301, Cleveland OH 44193-0900.

Vote by Telephone Call Toll-Free using a Touch-Tone phone: 1-800-542-1160	Vote by Internet Access the Website and Cast your vote: www.votefast.com	Vote by Mail Return your proxy in the Postage-paid envelope provided

Vote 24 hours a day, 7 days a week!

Your telephone or Internet vote must be received by 10:59 p.m. Eastern Standard Time on April 20, 2004 to be counted in the final tabulation.

IF YOU VOTE BY TELEPHONE OR INTERNET, PLEASE DO NOT SEND YOUR PROXY BY MAIL.

CONTROL NUMBER:

Proxy must be signed and dated below.

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PROXY

This proxy is solicited by the Board of Directors for the Annual Meeting of Shareholders to be held on April 21, 2004.

The undersigned hereby appoints David A. Butcher and Marni McKinney, and each of them, attorneys-in-fact and proxies, with full power of substitution, to attend the Annual Meeting of Shareholders to be held on April 21, 2004 at 9:00 a.m. E.S.T., and at any adjournments or postponements of the Annual Meeting, and to vote as specified on the reverse all shares of the Common Stock of First Indiana Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report.

Signature(s)

Signature(s)

Date: ___________________________, 2004

Please sign exactly as your name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representative capacity.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Dear Shareholder:

On the reverse side of this card are instructions on how to vote your shares by telephone or over the Internet. Please consider voting by telephone or over the Internet. Your vote is recorded as if you mailed in your proxy card. We believe voting this way may be convenient for most shareholders.

Thank you for your attention to these matters.

First Indiana Corporation

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

We again are pleased to offer our shareholders the option to access future shareholder communications (for example, annual reports and proxy statements) from us or on our behalf over the Internet, instead of receiving those documents in print. Participation is completely voluntary. If you give your consent, we will notify you when material is available over the Internet and provide you with the Internet location where the material is available. Once you give your consent, it will remain in effect until you inform us otherwise. If you have previously given your consent, there is no need to provide your consent again at this time.

To give your consent, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.

Additionally, to enable us to send you shareholder communications via e-mail, please send an e-mail from your preferred e-mail address to investorrelations@firstindiana.com. Please include your full name and postal address and mention in the e-mail that you are requesting e-mail notification. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone company and/or cable company. If you currently are receiving shareholder communications from us by this method, you do not need to request the service again at this time.

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PROXY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN

THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDERS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, AND 2.

1.	ELECTION OF DIRECTORS

Nominees for a term of three years:

(01) Robert H. McKinney	(02) Michael L. Smith

❑ FOR all nominees listed above	❑ WITHHOLD authority to vote for all nominees listed above

To withhold authority to vote for any individual nominee, write that nominee’s name or number below:

2. PROPOSAL TO RATIFY SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS FOR 2004. ❑ ❑ ❑

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

❑ I consent to access future shareholder communications over the Internet as stated above and in the Proxy Statement.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)